Exhibit 99.3
AMENDMENT NO. 3
TO AMENDED AND RESTATED BYLAWS
OF
BELO CORP.
On July 27, 2007, the Board of Directors approved amendments to Article IX, Sections 1 and 2 of the Bylaws of the Company to read in their entirety as follows:
ARTICLE IX

CERTIFICATES FOR SHARES
     Section 1. Certificated and Uncertificated Shares. Shares of capital stock of the corporation may, but shall not be required to, be issued in certificated form. If such stock is certificated, such certificates shall be numbered and shall be entered in the books of the corporation as they are issued, and shall be signed by the Chairman of the Board, the President or a Vice President, and the Secretary or an Assistant Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof. The signatures of the Chairman of the Board, the President or Vice President, Secretary or Assistant Secretary, upon a certificate may be facsimiles, if the certificate is countersigned by a transfer agent or registered by a registrar, either of which is other than the corporation itself or an employee of the corporation. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of its issuance. If the corporation is authorized to issue shares of more than one class of stock or more than one series of any class, there shall be set forth upon the face or back of the certificate, or the certificate shall have a statement that the corporation will furnish to any stockholder upon request and without, a full statement of all of the powers, designations, preferences, and rights of the shares of each class authorized to be issued and the qualifications, limitations or restrictions thereof, and, if the corporation is authorized to issue any preferred or special class in series, the variations in the relative rights and preferences between the shares of each such series so far as the same have been fixed and determined, and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series. Each certificate representing shares shall state upon the face thereof that the corporation is organized under the laws of the State of Delaware, the name of the person to whom issued, the number and class and the designation of the series, if any, which such certificate or a statement that the shares are without par value. No shares of capital stock shall be issued until the consideration therefore has been fully paid.
     Section 2. Transfer of Shares. Subject to the provisions of Section 5 of this Article IX and the provisions of Section 2 of Article Four of the Certificate of Incorporation, the capital stock held of record by a shareholder shall be transferable only on the transfer books of the corporation, subject to these Bylaws, by the owner in person, or by attorney or legal representative, written evidence of whose authority shall be filed with the corporation. No transfer of shares of capital stock shall be valid until such transfer has been entered on the books of the corporation by an entry showing from and to whom transferred. If stock is certificated, upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.